UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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EMAGEON INC.

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Below is a communication transmitted by electronic mail to customers of Emageon Inc. on November 25, 2008. The communication is followed by a copy of a transcript of the November 24, 2008 interview given on the Fox Business Network by Stan Vashovsky, Chief Executive Officer of Health Systems Solutions, Inc., that is referenced in the email communication.

From: Keith Stahlhut
To: Emageon Customers
Date: November 25, 2008
Subject: Emageon Customer Communication
On October 13th, Emageon announced plans to be acquired by Health Systems Solutions. Stan Vashovsky, Health Systems Solutions CEO, discusses the company’s business strategies in an interview yesterday with Fox Business. You can view the interview by clicking the link below.
Click Here to view. [Link URL: http://www.foxbusiness.com/video-search/m/21504375/health-systems-solutions.htm?q=vashovsky]
I look forward to seeing many of you next week at RSNA and others in the coming year.
Keith Stahlhut
Principal Operating Officer
Additional Information About The Transaction and Where to Find It
In connection with the proposed merger, Emageon has filed a proxy statement with the SEC. Stockholders of Emageon are encouraged to read the proxy statement (and any other relevant documents that Emageon files with the SEC), because it contains important information about Emageon and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and other documents filed by Emageon at the

Securities and Exchange Commission’s Web site at http://www.sec.gov. Copies of the proxy statement and such other documents can also be obtained, without charge, by directing a request to:
Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
Attn.: Matt Geller
Telephone Number: (205) 980-9222
Stockholders are urged to read the proxy statement and all other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Emageon and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of these participants in the solicitation is set forth in Emageon’s annual report on Form 10-K for its fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008 and amended on April 29, 2008, in its proxy statement for its 2008 annual meeting of shareholders filed on June 23, 2008, and in the proxy statement relating to the merger.

Transcript of the November 24, 2008 interview given on the Fox Business Network by Stan Vashovsky, Chief Executive Officer of Health Systems Solutions, Inc.
Fox Business Report
Connell McShane Interview with HHS CEO Stan Vashovsky
November 24, 2008
TRANSCRIPT:
McShane — “The health care industry has been growing in a lot of ways. About eighty billion baby boomers are getting ready to retire. The demographics are good. One company looking to become a bigger player in that industry is Health Systems Solutions and they say they’re taking advantage of these conditions and we’re gonna learn some more about it with the CEO, Stan Vashovsky, who’s with us this morning. Good to see you Stan. Thanks for coming in. We appreciate it. So this is a health care technology company, to give us an example of what types of technology you guys work in.”
Vashovsky — “Sure Connell. Health Systems Solutions predominantly focuses in two very rapid areas of development: one is in home care, telehealth, and second is in PACS, Picture Archiving and Communications Systems.
McShane — “What are those exactly?”
Vashovsky — “So basically when you take images from health care devices such as MRI, CAT scans, ultrasound. You take those images; you have to store them. Well we store that information. We also communicate that information throughout the entire health care system.
McShane — “Alright...”
Vashovsky — “So, to that, we take those images and make them into a 3-D, so physicians, and their patients, can better understand what they are looking at.”

McShane — “Well the technology seems to be growing for obvious reasons. People want to get off... use less paper... for example which has been a huge problem in doctors’ offices in recent years. So you save money and you invest in it that way. From what I understand you guys have been growing a number of ways. You’re growing in-house with some of the products you’re developing. You’re also growing through acquisitions. I read about a couple of recent acquisitions you’ve made. What’s the environment out there right now look like for buying other companies.”
Vashovsky — “Well the environment is actually good. Lots of companies have been devalued due to the current economical condition. Really puts us in a great situation. We’re well capitalized through our partners, Stanford Financial Group. We’re taking advantage of the current market conditions, looking at bargains, seeking out good quality, leading companies and proceeding with our acquisition strategy.”
McShane — “We can see there this is a publicly traded company. Very small market cap but publicly traded. They are under ticker HSSO, which we’re looking at there. You say you’re taking advantage of strategic opportunities. So you have the access... I guess... the point is... get access to credit, you can make acquisitions at bargain basement prices. At least that’s your strategy. Has credit been a problem for you at all.”
Vashovsky — “Credit for us has not been a problem. We have a major shareholder, Stanford Financial Group, an organization that’s very well capitalized that has not been affected by the current market conditions. They’re very excited about our space. They believe in Health Systems Solutions, and they continue to make investments and help us fund our acquisition strategy.”
McShane — “All right. Thank you, Stan, for coming. And you’ll make more acquisitions?
Vashovsky — “Absolutely, looking forward to it.”
McShane — “Very interesting to be aggressive in that space. Stan Vashovsky is the CEO of Health Systems Solutions. Thanks for joining us.”